Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made to be effective as of May 25, 2005 (the “Effective Date”) by and between Waddell & Reed Financial, Inc., a Delaware corporation (the “Company”), and Keith A. Tucker (“Consultant”).

WHEREAS, Consultant has served as a Chief Executive Officer and as Chairman of the Board of Directors of the Company and has substantial knowledge and expertise concerning the business and affairs of the Company;

WHEREAS, Consultant’s employment with the Company terminated effective May 25, 2005;

WHEREAS, the Company desires to engage Consultant as an independent consultant to assist with the daily business and affairs of the Company and Consultant desires to provide such consulting services to the Company and its Affiliates;

NOW, THEREFORE, in consideration of the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Consultant agree as follows:

1.                                       Consulting Services.

(a)                                  The Company hereby engages Consultant, and Consultant hereby agrees to be engaged by the Company, as an independent business consultant on the terms set forth herein.  Consultant will provide the Company and its Affiliates (as defined below) with managerial and advisory services, including, without limitation, managerial and advisory services in the mutual fund, mutual fund underwriting and distribution and investment advisor financial planning areas (collectively, the “Services”).  Consultant shall provide Services only at the request and under the direction of the Company’s board of directors.  Consultant will provide the Services at mutually agreeable times and at mutually agreed locations; provided, however, that in no event shall Consultant be required to provide Services in excess of (i) an aggregate of 325 hours during the first year of the term of this Agreement, (ii) an aggregate of 250 hours during the second year of the term of this Agreement, and (iii) an aggregate of 200 hours during each following year during the term of this Agreement.  In the event that the Consultant’s cooperation is requested pursuant to Section 8 of this Agreement, then each hour that the Consultant spends cooperating pursuant to Section 8 shall reduce the aggregate number of hours that Consultant is required to provide Services for the year in which the cooperation is requested;  provided, however, that Consultant’s obligations under Section 8 of this Agreement are not limited by the aggregate limits on hours for the Services set forth in this Section 1, nor shall there be any additional payments for cooperation pursuant to Section 8 of this Agreement. As used herein, “Affiliates” means any other person or entity controlling, controlled by or under common control with the Company.

(b)                                 Consultant may accept engagements by or employment with a third party during the term of this Agreement as long as Consultant continues to provide the Services as requested by the Company and otherwise complies with the terms and conditions of this Agreement.

2.                                       Term.  The term of this Agreement is eight (8) successive years beginning on the Effective Date, unless terminated earlier as set forth in this Section 2.  Consultant may terminate this Agreement voluntarily at any time upon no less than thirty (30) days prior written notice to the Company.  This Agreement shall terminate automatically with no action on the part of either party upon the occurrence of any of the following:

(a)                                  Consultant dies;

(b)                                 Consultant becomes disabled and unable to perform his duties under this Agreement for an aggregate of one hundred fifty (150) days within any one hundred eighty (180) day period (exclusive of the period referred to in the first sentence of the following paragraph);

(c)                                  the Company’s Board of Directors terminates this Agreement for Cause;  or

(d)                                 Consultant terminates this Agreement due to the Company’s material breach of this Agreement that is not cured within 15 days of receipt of written notice thereof from the Consultant.

For purposes of this Agreement, Consultant will be “disabled and unable to perform his duties under this Agreement” only if the events described in clause (b) of Section 2 have occurred and the Company’s Board of Directors determines, in good faith, based on medical evidence reasonably acceptable to it, that Consultant has become physically or mentally disabled for an additional period of one hundred twenty (120) days in the subsequent one hundred eighty (180) day period.

For purposes of this Agreement, “Cause”‘ is defined to mean any of:  (1) an act of fraud, dishonesty or embezzlement by Consultant against the Company; (2) the Consultant’s willful commission of an act intending to cause, and causing, material damage to the Company; (3) Consultant’s willful refusal to perform his duties under this Agreement which continues for a period of ten days after written notice thereof;  (4) the conviction of the Consultant for a felony crime involving moral turpitude; or (5) Consultant’s material violation of Sections 5, 6, 7 or 8 hereof that is not cured within 15 days of receipt of written notice thereof from the Company.

3.                                       Payments, Fees and Expenses.

(a)                                  On the business day immediately after the expiration of the Consultant’s unexercised right to revoke the General Release (the “Revocation Expiration Date”), Consultant shall be paid a lump sum cash amount of (i) $3,000,000 plus (ii) his base salary as an employee of the Company through the date hereof, accrued vacation pay and $470,137, representing his pro rata target bonus for 2005.

(b)                                 From the Effective Date until this Agreement terminates, Consultant will be paid fees for the Services (collectively, the “Consulting Fees”) of

$375,000 per year, payable monthly in arrears.   In the event of a termination pursuant to clause (d) of Section 2, all amounts that would thereafter have been paid during the full term of this Agreement shall be immediately paid in cash lump sum, and health insurance benefits shall continue per Section 4(a) hereof (but office/support staff benefits per Section 4(b) shall be terminated).

(c)                                  If the Company requests Consultant to incur any out-of-pocket business expenses in connection with providing the Services, the Company shall reimburse Consultant for such documented expenses.  Upon the termination of this Agreement, and except for the obligation to pay consulting fees and health insurance benefits in the event of a termination pursuant to clause (d) of Section 2 as provided in Section 3(b), the Company shall have no obligation to pay Consultant for any Services or reimburse any expenses of Consultant hereunder, except for the payment of Consulting Fees for Services rendered or reasonable out-of-pocket expenses incurred through the effective date of such termination.

(d)                                 The payments and Consulting Fees paid pursuant to this Agreement shall be made without any withholdings or deductions, including without limitation, deductions or withholdings for social security, Medicare or income taxes, unless otherwise required by law.  Consultant will be responsible for and will pay any and all taxes owing in respect of the payments and Consulting Fees paid hereunder and will indemnify, defend and hold harmless the Company against all such taxes and will comply with all governmental regulations with respect thereto, including the filing of all necessary returns and reports:

4.                                       Other Rights.

(a)                                  Beginning on the Effective Date, Company agrees to provide health insurance coverage, on terms no less favorable than are in effect for senior executives of the Company, for Consultant and his spouse, if any, during the term of this Agreement and, unless this Agreement is terminated for Cause, thereafter until the death of Consultant and his spouse, if any; provided, however, that in no event shall the Company be responsible for health insurance coverage in excess of what it pays for senior executives of the Company generally per year.

(b)                                 During the term of the Agreement, Company agrees to provide an office and support staff in a mutually agreeable location; provided, however, that in no event shall the Company be responsible for office, equipment, supplies, computer, cell phone and support staff costs in excess of $100,000 per year.  In the event that Consultant’s assistant prior to the date of this Agreement is still employed by the Company at such time and is willing to act in such capacity, such assistant shall be available to Consultant on a priority basis for the three month period beginning the Effective Date, with the compensation and out of pocket costs of such assistant during such time being deducted from the $100,000 allowance provided in the first year of this Agreement.

(c)                                  The parties acknowledge that in connection with the termination of Consultant’s employment and in consideration of Consultant’s agreements hereunder and other good and valuable consideration, the Company has agreed to, and has previously approved, effective on the Revocation Expiration Date, (i) the retention by Consultant of 198,189 shares of unvested restricted Company Class A common stock granted to Consultant pursuant to the Company 1998 Stock Incentive Plan, as amended and restated or the Company 1998 Executive Deferred Compensation Stock Award Plan, as amended and restated (which represents all shares of outstanding unvested restricted Company Class A common stock granted to Consultant in connection with his employment by the Company), the vesting of which shall be on the same schedule as Consultant had prior to termination of employment but subject to the continuing performance by Consultant of services to the Company as set forth in this Agreement during such vesting schedule, (ii) the participation by Consultant in the Company’s Stock Option Restoration Program for 2005, and (iii) that Consultant’s termination of employment shall be considered to be an “Early Retirement” (for such options as such concept is relevant)  for purposes of all outstanding options held by him prior to his termination.  The parties acknowledge that, upon the Effective Date, Consultant is fully vested in his account Company’s Supplemental Executive Retirement Plan (the “SERP”) and is entitled to receive the distribution of the accrued balance of $2,595,239.66 in such account in accordance with all available elections, as provided in the SERP.

5.                                       Confidential Information.

(a)                                  As used herein, “Confidential Information” means all confidential or proprietary information, whether oral or written, now or hereafter developed, acquired or used by the Company and relating to the Company’s business, or that of its Affiliates, that is not generally known to others in the Company’s area of business, including, without limitation (to the extent confidential): (1) any trade secrets, work product, processes, analyses, know-how or other intellectual property of the Company; (2) the Company’s advertising, product development, strategic and business plans and information; (3) the prices at which the Company has sold or offered to sell its products or services; and (4) the Company’s financial statements and other financial information.

(b)                                 In the course of performing services for the Company prior to the date hereof as an employee of the Company and subsequent to the date hereof under this Agreement, Consultant has received or may receive or have access to commercially valuable Confidential Information.  Consultant acknowledges and agrees that the Confidential Information (to the extent it can be owned) is and will be the Company’s sole and exclusive property.  Consultant will not use any Confidential Information for his own benefit or disclose any Confidential Information to any third party (except in the course of performing the Services under this Agreement), either during or subsequent to the term of this Agreement.  At the earlier of the termination of this Agreement or the Company’s request, Consultant will promptly deliver to the Company all documents, computer disks and other computer storage devices, and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information or otherwise relating to in any way to the Company’s business, or that of its Affiliates, that are in his possession or under his control.  It is understood and agreed that the Confidentiality Agreement dated March 2, 1998 will continue to be binding upon the Consultant in accordance with its terms, and that the Change of Control Agreement dated December 14, 2001 by and between the Company and Consultant is terminated; provided, however, that in accordance with the terms of the Change of Control Agreement, any and all confidentiality provisions thereof shall survive such termination.

6.                                       Covenant Not to Compete.

(a)                                  In consideration of the Company’s payments pursuant to Section 3 of this Agreement, during the term of this Agreement and Consultant’s receipt of Confidential Information, Consultant hereby agrees that, during the period beginning on the Effective Date and ending one year after termination of this Agreement, he will not (except in the course of performing his authorized duties for the Company under this Agreement), directly or indirectly, on his own behalf or as an officer, director, employee, consultant or other agent of, or as a stockholder, partner or other investor in, any person or entity (other than the Company or its Affiliates):

(1)                                  engage in the mutual fund industry to the extent it materially overlaps with the predominant markets of the Company (a “Competing Business”) within the United States of America (the “Territory”);

(2)                                  directly or indirectly influence or attempt to influence any customer or potential customer (which for purposes of this Agreement, shall mean any person or entity to which the Company or any of its Affiliates marketed (outside of general advertising) its products or services during the six month period prior to any date of determination) located within the Territory to purchase goods, services or products related to a Competing Business from any individual, corporation, partnership, or other entity other than the Company or its Affiliates; or

(3)                                  employ, attempt to employ or solicit for employment in any position related to the conduct of a Competing Business in the Territory any individual who is an employee of the Company or any of its Affiliates at such time or was an employee of the Company or any of its Affiliates during the six months prior to any date of determination;

provided that the foregoing will not apply to any investment in publicly traded securities constituting less than ten percent (10%) of the outstanding securities in such class.

(b)                                 Consultant represents to the Company that he is willing and able to engage in businesses other than a Competing Business within the Territory and that enforcement of the restrictions set forth in this Section 6 are not unduly burdensome to Consultant.  Consultant acknowledges and agrees that the restrictions set forth in this Section 6 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill, trade secrets, information and other business interests of the Company, and Consultant agrees that the Company is justified in believing the foregoing.

(c)                                  If the provisions of this Section 6 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations or restrictions, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations or restrictions contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

7.                                       Mutual Covenant of Nondisparagement.  In consideration of the Company’s payments pursuant to Section 3 of this Agreement and Consultant’s receipt of Confidential Information, Consultant agrees and promises that, during the term of and after the termination of this Agreement (regardless of whether the Agreement is terminated for Cause, voluntarily by Consultant or otherwise), not to make any libelous, disparaging or otherwise injurious statements about or concerning the Company or any of its Affiliates, their officers, employees or representatives. In consideration of the Consultant’s Services pursuant to this Agreement, Company agrees and promises that, during the term of and after the termination of this Agreement (regardless of whether the Agreement is terminated for Cause, voluntarily by Consultant or otherwise), neither the Company, its Affiliates nor any of their directors, officers or personnel authorized to speak on their behalf shall make any libelous, disparaging or otherwise injurious statements about or concerning the Consultant.  Prohibited statements include any statement that is injurious to the business or business reputation of any of the Company, its Affiliates or their employees or representatives or to Consultant, but does not include reasonable statements of disagreement that the Company or the Consultant makes for the purpose of (i) protecting or enforcing any of its or his rights or interests hereunder, (ii) compliance with legal requirements, (iii) correcting incorrect statements made by the other party or (iv) defending against any claim or claims of the Company or its Affiliates, or the Consultant, as the case may be, so long as such statements are not slanderous or libelous and are delivered in terms as would ordinarily be considered customary and appropriate.

8.                                       Consultant’s Cooperation.

(a)                                  In consideration of the Company’s agreement to engage Consultant pursuant to this Agreement and Consultant’s receipt of Confidential Information, Consultant agrees and promises that, during the term of and after the termination of this Agreement (regardless of whether the Agreement is terminated for Cause, voluntarily by Consultant or otherwise), Consultant shall cooperate in good faith with the Company at reasonable times and reasonable locations from time to time as reasonably requested by the Company concerning Consultant’s information and knowledge with respect to the Company’s business and with respect to legal proceedings or legal issues involving the Company or its Affiliates, including, without limitation, making himself available for depositions and trial as necessary in the opinion of the Company counsel.  The Company will reimburse all reasonable travel or other expenses as may be incurred by Consultant in assisting the Company with respect to legal proceedings or legal issues involving the Company or its Affiliates.  For purposes of this paragraph, Consultant agrees to use good faith reasonable efforts to make himself available to the Company on at least fifteen (15)  days’ prior written notice.

(b)                                 Consultant further agrees that in the event he is subpoenaed or served with any legal process to produce or divulge, directly or indirectly, any testimony, documents or other information regarding the Company or any of its Affiliates in any formal or informal judicial, administrative, or arbitration proceeding (including any interview, deposition, hearing and/or trial), Consultant will promptly notify the Company in writing at the address provided in Section 15 below, and deliver a copy of the subpoena or process to that address.

9.                                       Relationship of Parties.  Consultant will perform the Services as an independent contractor.  Consultant will not act or attempt to act or represent himself directly or by implication as an agent of the Company or any of its Affiliates or in any manner assume or create, or attempt to create, any obligation on behalf of, or in the name of the Company or its Affiliates.  Consultant acknowledges and agrees that no employer-employee relationship exists or is intended to be created between Consultant and the Company.  Consultant will indemnify, defend and hold harmless the Company and its Affiliates and its employees and agents, from and against any and all liabilities, claims, costs or expenses arising out of or in connection with any personal injury, death or property damage caused by or arising from any acts or omissions of Consultant or his agents while performing the Services.  Consultant hereby expressly waives for himself, his dependents, heirs and legal representatives, any and all claims to receive any benefit under any employee benefit plan or program of the Company or its Affiliates, except for such benefits that Consultant or any such person is entitled to receive in connection with Consultant’s former employment relationship or current directorship with the Company or its Affiliates.

10.                                 Injunctive Relief.  Notwithstanding the provisions of Section 18, Consultant acknowledges and agrees that the Company would be irreparably harmed by any violation of Consultant’s obligations under Section 5, 6, 7 or 8 and that, in addition to all other rights or remedies available at law or in equity, the Company will be entitled to seek injunctive and other equitable relief to prevent or enjoin any such violation, in aid of arbitration.  In connection therewith, Consultant agrees to submit to the exclusive personal jurisdiction of the courts of the State of Kansas for any injunction proceeding initiated by the Company.  Employee further acknowledges that venue is proper in courts sitting in Johnson County, Kansas for this purpose.

11.                                 Severability.  In addition to Section 6(c) hereof, any provision or portion of a provision of this Agreement that is held to be invalid or unenforceable will be severable, and this Agreement will be construed and enforced as if such provision, or portion thereof, did not comprise a part hereof, and the remaining provisions or portions of provisions will remain in full force and effect.  In lieu of each invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

12.                                 Governing Law.  This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Kansas, without giving effect to any conflict-of-laws, rule or principle that might require the application of the laws of another jurisdiction.

13.                                 Notice.  Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally, by facsimile, by overnight courier service, or three (3) business days after being sent by mail, postage prepaid, to the parties at the following addresses (or to the attention of another person or address as a party may provide by notice in accordance with this Section 13).

If to the Company:

Waddell & Reed Financial, Inc.

6300 Lamar Avenue

Overland Park, KS 66202

Facsimile:  (913) 236-2379

Attn:  General Counsel

If to Consultant:

Keith A. Tucker

3831 Turtle Creek Blvd. Unit 6H

Dallas, TX 75219

With a copy to:

Scott Price

Milbank

1 Chase Manhattan Plaza

New York, NY 10005

14.                                 Assignment.  The Services to be performed hereunder are personal to Consultant and may not be assigned by any act or omission by Consultant, by operation of law or otherwise.  Without the consent or prior knowledge of Consultant, the Company may assign this Agreement to any Affiliate or to any person or entity acquiring all or substantially all of the Company’s assets, its Affiliates’ assets, its business or any of its Affiliates’ business, whether by merger, acquisition or otherwise, provided, however, that the Company shall remain secondarily liable for any payments due to Consultant hereunder.

15.                                 Multiple Originals.  This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered is an original.  All counterparts together constitute one instrument.

16.                                 Headings.  The headings of this Agreement are for reference only, and do not affect the interpretation of this Agreement.

17.                                 Attorneys’ Fees.  If any party brings an action to enforce this Agreement, the prevailing party will be entitled to recover, in addition to other damages it may be entitled to, its reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.  A party shall be considered the prevailing party if (a) it initiated the action and substantially obtains the relief it sought, either through a judgment or arbitration award or the losing party’s voluntary action before arbitration, trial or judgment, (b) the other party withdraws its action without substantially obtaining the relief it sought, or (c) such party did not initiate the action and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such action.

18.                               Arbitration.  Subject to Section 10, to the extent that the parties hereto are unable to resolve their disputes or controversies arising out of or relating to this Agreement, or the performance, breach, validity, interpretation or enforcement of this Agreement, Consultant’s Services and/or termination, including, without limitation, any and all claims or causes of action which may arise or be asserted under federal, state or local regulatory, statutory or common law, wrongful discharge, and tort (such as intentional infliction of emotional distress, libel, slander, invasion of privacy or personal injury), through discussion and negotiation, all such disputes and controversies will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  A party hereto may initiate arbitration by sending written notice of its intention to arbitrate to the other parties hereto and to the AAA office located in Chicago, Illinois.  Such written notice will contain a description of the dispute and the remedy sought.  The arbitration will be conducted at the offices of the AAA in Chicago, Illinois before an independent and impartial arbitrator acceptable to the parties hereto.  In the event that the parties have not mutually agreed on an acceptable arbitrator within thirty (30) days after the demand for arbitration is filed, the arbitrator shall be appointed in the manner provided by Section 13 of the Commercial Arbitration Rules of the AAA.  The decision of the arbitrator will be final and binding on the parties hereto and their successors’ and assignees.  The parties hereto intend that this agreement to arbitrate be irrevocable.

In providing a remedy under this Section 18, the parties agree that the arbitrator shall not award punitive damages against any party, and the parties hereby mutually waive any claim for punitive damages, which may be awarded in connection with any dispute subject to arbitration under this Agreement.

19.                                 General Release.   In consideration of this Agreement, the services to be provided and the payments to be made hereunder, Consultant and the Company each shall execute and deliver to each other a Mutual Release, in the form attached hereto.  In the event that Consultant revokes the Mutual Release before the Revocation Expiration Date, as permitted therein, this Agreement shall become null and void.

20.                                 Entire Agreement.  This Agreement, together with the General Release executed by Consultant, embodies the complete agreement of the parties with respect to the subject matter hereof and supersedes any prior written, or prior and contemporaneous oral understandings or agreements between the parties that are related in any way to the subject matter hereof.  This Agreement may be amended only in writing executed by the Company and Consultant.

IN WITNESS WHEREOF, Consultant and the Company have each placed their signatures as of May 25, 2005.

WADDELL & REED FINANCIAL, INC.

By:	/s/ Henry J. Herrmann
Name: Henry J. Herrmann
Title: President

CONSULTANT

/s/ Keith A. Tucker
Keith A. Tucker